CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

InoLife Technologies, Inc.
6040-A Six Forks Road #135
Raleigh, NC 27609

As successor by merger, effective October 1, 2009, of the registered public accounting firm Rotenberg & Co., LLP, we hereby consent to the use of our report dated November 16, 2009, in this Registration Statement on Form S-1; with respect to the balance sheet of InoVet, Ltd as of September 17, 2009 and the related statements of income, changes in stockholders’ equity (deficit), and cash flows from the period from the date of inception (June 17, 2009) to September 17, 2009.  We also hereby consent to the reference to us under the heading "Experts" in such Registration Statement.

EFP Rotenberg, LLP
Rochester, New York
February 22, 2010